EXHIBIT 10.17.6
CONFIDENTIAL TREATMENT REQUESTED
EXECUTION COPY
CONTENT ATTACHMENT NO. 1
TO CONTENT DISTRIBUTION ADDENDUM
TO SYNACOR MASTER SERVICES AGREEMENT
“ADELPHIA MUSIC” BY [*]
     This Attachment No. 1 forms a part of the Content Distribution Addendum to the Synacor Master Services Agreement dated July 13, 2004, by and between Synacor, Inc. (“Synacor”) and ACC Operations, Inc. (“Client”), including any schedules, attachments, exhibits, addenda, amendments or riders attached thereto (collectively, the “Agreement”) and is governed by, and subject to, the Agreement. Any capitalized terms used in this Attachment No. 1 and not defined herein shall have the meanings ascribed to such terms in the Agreement.
     WHEREAS, the Agreement contemplates Synacor and Client completing separate attachments to the Content Distribution Addendum detailing specific content offerings and additional fees associated with such offerings in the event that Client desires to include premium content on Client’s web-site, HSI customer home page, currently known as “www.Adelphia.net” (“Client’s Web-site”); and
     WHEREAS, the Parties desire by way of this Content Attachment No. 1 to set forth the specific content offering and pricing with respect to certain content currently known as [*]
     NOW, THEREFORE, in consideration of, and pursuant to, the Agreement, the Parties agree as follows:
     1. Service Description and General Overview
     [*] provides a full music-on-demand subscription service that Client may offer to its high speed Internet customers as an Adelphia-branded music service initially to be known as “Adelphia Music” (the “Service”), with access to a constantly growing library of music (currently over 1,000,000 tracks) from the four (4) major record labels and hundreds of independent labels. [*] has the right to provide its service to Client and Synacor customers in the United States. The library of music covers multiple genres, the majority of the Billboard Top 200 and exclusives and pre-street date content, all of which is available in CD-quality audio (encoded at 128kbps).
     2. Term; Termination
     Unless terminated earlier as provided herein, the “Term” of this Content Attachment No. 1 shall consist of, collectively, the Initial Term (as defined below) and the Renewal Term (as defined below). The “Initial Term” under which the Service shall be made available to Client pursuant to the terms of this Content Attachment No. 1 and the Agreement shall be for a period of twelve (12) months commencing upon the date upon which Client first makes the Service available to subscribers via Client’s web-site. After the expiration of the Initial Term, this Content Attachment No. 1 shall automatically renew for one (1) successive term of twelve (12) months (the “Renewal Term”), unless this Content Attachment No. 1 is terminated earlier in accordance with the terms hereof, or either Party provides the other Party written notice of its desire not to renew this Content Attachment No. 1 a minimum of thirty (30) days prior to the end of the Initial Term. Notwithstanding anything in this Content Attachment No. 1 to the contrary, either Party may, upon giving thirty (30) days’ written notice identifying specifically the basis for such notice, terminate this Content Attachment No. 1 for a breach of any material term or condition of this Content Attachment No. 1 by the other Party, unless the Party receiving such notice cures such breach within such thirty (30)-day period.

*	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

     3. Accessing Content
     Subscribers may access the Service through the Synacor-provided Client portal. To access the Service, subscribers must first log-in to the Client portal with their ID and password, at which point they can access the Service without any further log-in required. Subscribers can search for, browse and access music through an Internet Explorer browser that supports flash and Active X.
     Subscribers can also find and listen to music through editorially-created playlists and/or radio stations, chart listings and featured content areas that are presented within the Service UI. In addition, subscribers may search for music by album, artist, track and composer. Advanced search capabilities allow subscribers to search by other criteria, such as date, decade or genre. Subscribers can also browse the catalog by genre category.
     4. Playback of Content and Playback Functionality
     At a minimum, [*] will enable tracks to be streamed for immediate listening, or to be downloaded to a subscriber’s hard drive for play-back later while off-line in accordance with the terms of use as defined and agreed to by the Parties. Subscribers may listen to downloaded tracks through Windows Media Player 9.0 or higher (installed separately). Subscribers can also use their Windows Media Player to create, manage and listen to their own individual playlists. These playlists will continue to be accessible as long as the subscriber maintains a valid subscription to the Service via Client’s Website. Subscribers do not need to be connected to the network to playback previously downloaded tracks as long as their subscription to the Service via Client’s Web-site is valid and their Digital Rights Management (“DRM”) (as defined below) license has been updated.
     At a minimum, [*] will support playback functionality within the service user interface that allows users to play, pause and stop streamed tracks. Subscribers can also use the user interface to adjust volume, skip to the next track or skip back to the previous track within a playlist for streamed music that they are listening to. Playback of downloaded tracks is through Windows Media Player, which also provides subscribers with the ability to adjust volume, pause, skip tracks, or repeat playback.
     5. Parental Controls
     At a minimum, [*] will maintain a list of and identify those songs and albums that have been identified by the record industry (using the industry standard Parental Advisory sticker) as containing music with explicit lyrics. Subscribers will have access to password protected parental controls provided by [*] to restrict such explicit content from being displayed, downloaded or played back within the Service.
     6. Digital Rights Management and Restrictions
     Windows Media Digital Rights Management (“DRM”) is used by [*] to ensure that songs that are downloaded as part of a subscription are not used in a manner that violates the rights of the copyright owner. While a subscriber has a valid subscription to the Service via Client’s web-site, the DRM licenses are granted and individual song licenses can be renewed on-line for additional thirty (30)-day periods. Once a subscription has been terminated or canceled, the licenses are automatically deactivated and downloaded songs can no longer be played.
     If the track license for a song downloaded by a subscriber has expired, the subscriber must reconnect to the Internet to revalidate the track license. The track license will be renewed as long as the subscriber still has a valid subscription to the Service via Client’s Web-site. Subscriber’s can access the

*	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

Service from up to three (3) separate personal computers (“PCs”). However, they can only access the Service from a single PC at any given time. If a subscriber has accessed the Service from the maximum of three (3) PCs, and would like to access the Service on another PC, they can do so by contacting Client Customer Support and having their PC count reset. Customer Service Representatives can reset the PC count by using the Service Administration Tools.
     Subscription downloads of songs or albums are restricted to the computer to which they were originally downloaded. This means that they cannot be “burned” to a CD or transferred to a portable device. (A planned new version of the [*] service will enable transfer of downloaded songs to devices that are equipped with the appropriate Microsoft DRM technology.) If a PC is removed from the access list via the PC count reset process, any subscription download songs stored on that PC will no longer be playable.
     7. Customer Support
     Subscribers will be able to find answers to most questions through the online FAQ list which is integrated into the service user interface. Tier 1 subscriber support will be provided by Client, Tier 2 and Tier 3 technical support will be provided by Synacor, in conjunction with [*], as necessary. This means that initial subscriber queries will be fielded by Client support personnel. If the Client support team is unable to answer the question, it will be forwarded to Synacor. Synacor will address the question, in consultation with [*] if necessary. Synacor will provide a response back to the Client Customer Support contact for communication to the pertinent subscriber.
     8. Technical Specifications and System Requirements
     All tracks are presented in Windows Media Format, encoded at 128 kbps (CD Quality Audio).
     Minimum System Requirements:
•	Windows 98/2000/XP/ME

•	Internet Explorer 6.0 or higher

•	Windows Media Player 9.0 or higher (must be installed prior to Adelphia Music installation)

•	64 MB RAM

•	Pentium class processor

•	50 MB of hard disk space

•	Optimized for 800 x 600 resolution with 256 colors or better screen resolution

•	Adelphia High-Speed Internet connection

•	Sound card

•	Speakers or headphones
     9. Data and Reporting Requirements
     [*]
     10. Branding Requirements
     The Service shall initially be branded by Client as “Adelphia Music.”

*	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

     11. Premium Content Bundle
     Synacor will have the right to bundle other third party content or services along with the Service.
     12. Pricing and Payment
     The fee payable by Client to Synacor under this Content Attachment No. 1 in consideration of the right to provide the Service to Client’s subscribers will [*], and payment terms shall be as set forth in Section 3, of Schedule A of the Agreement. Pursuant to Section 3, of Schedule A of the Agreement, additional discounts may also apply, depending on the cumulative level of annual billings achieved. In the event that additional optional features or enhanced functionality (collectively, “Enhanced Features”) are developed for the [*] service which have the potential for generating additional revenue and Client desires to make such Enhanced Features available to its subscribers, Synacor and Client shall negotiate in good faith with respect to apportioning any such revenue between Synacor and Client.
     Without limiting Client’s rights under Section 2 hereof to terminate this Content Attachment No. 1 in the event of an uncured breach, if at any time during the Term the Service is interrupted or unavailable for a period of more than [*] (a “Service Interruption”), Synacor shall reimburse Client for credits Client provides to Service subscribers who have called Client complaining of such Service Interruption (each, a “Refund Subscriber”), up to [*].
     13. [*]

* CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

[*]
     14. Counterparts
     This Content Attachment No. 1 may be executed in counterparts, all of which (once executed) taken together shall constitute a single agreement, and facsimile signatures shall be effective as if original.
     IN WITNESS WHEREOF, the Parties have executed this Content Attachment No. 1 as of the date set forth below.

SYNACOR, INC.		ACC OPERATIONS, INC. (CLIENT)

By:	/s/ Ronald Frankel	By:	/s/ Karl Ossentjuk

	Name: RONALD FRANKEL		Name: KARL OSSENTJUK
	Title: PRESIDENT & CEO		Title: VP Internet Services Product Mgmt
Date:	11-21-04	Date:	11-18-04

*	CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.